EXHIBIT 99.1

FBR & Co. Reports Fourth Quarter and Full Year 2015 Financial Results

Declares $0.20 Per Share Quarterly Cash Dividend

Financial Highlights for the Year Ended December 31, 2015:

  Net revenues of $120.4 million
  Net loss of $7.5 million, or $0.92 per share
  Lowered non-compensation fixed expenses to $41.9 million
  Returned $48.9 million to shareholders through the repurchase of 1.9 million shares valued at $45.2 million and through the initiation of quarterly cash dividends
  Shareholders’ equity of $211 million and tangible book value per share of $27.83 on December 31, 2015

ARLINGTON, Va., Feb. 10, 2016 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the “Company"), a leading investment bank serving the middle market, today reported a net loss of $7.5 million, or $0.92 per share, for the year ended December 31, 2015, compared to net income of $17.0 million, or $1.48 per diluted share in 2014. The pre-tax loss for 2015 was $15.8 million on revenue of $120.4 million, compared with pre-tax income of $17.4 million on revenue of $182.1 million in 2014.

For the quarter ended December 31, 2015, the net after-tax loss was $4.4 million, or $0.59 per share, compared to net after-tax earnings of $0.9 million, or $0.09 per diluted share, in the fourth quarter of 2014 and a net after-tax loss of $3.4 million, or $0.43 per share, in the third quarter of 2015. Pre-tax operating loss for the fourth quarter of 2015 was $10.0 million, compared to losses of $3.9 million in the fourth quarter of 2014 and $6.3 million in the third quarter of 2015. Fourth quarter 2015 revenues were $23.5 million, compared to $28.6 million in the fourth quarter of 2014 and $25.6 million in the third quarter of 2015.

“Despite a difficult environment over the course of 2015, we completed important transactions across all of our verticals with Energy in particular being a meaningful contributor throughout the year. Additionally, we further lowered our non-compensation fixed costs and maintained our commitment to returning capital to shareholders,” said Chairman and Chief Executive Officer, Richard J. Hendrix. “Market challenges have intensified in early 2016 making us cautious about the near term outlook for capital markets activities.  However, we are confident that over the course of the coming year we will take advantage of market dislocations to deliver alpha-generating investment ideas and transactions to our clients.”

2015 Composition of Revenues

Investment Banking

Investment banking revenue was $71.1 million in 2015, compared to $115.3 million in 2014. Full-year revenues were generated by 51 client engagements representing a total of $9.3 billion in transaction volume, compared to 55 client engagements representing $11.0 billion in transaction volume in 2014. The decline in year-over-year revenue primarily reflects the completion of fewer and smaller sole-managed private transactions – 2015 revenue included four 144As with an average deal size of $162 million, compared to six 144As with an average deal size of $206 million in 2014.

Institutional Brokerage

Net revenue generated in institutional brokerage was $53.5 million in 2015, compared to $59.0 million in 2014. This decrease in 2015 resulted from lower trading volumes in the cash equities business and lower capital committed to convertible and credit trading businesses – which translated to decreased revenue; partially offset by the impact of a full-year of operations for our securities lending business, added in August of 2014.

Investment Income, Net Interest Income and Dividends

The Company recorded investment losses, including interest and dividends, of $4.2 million in 2015, compared to investment income of $7.9 million in 2014. Investment positions were significantly reduced during 2015, ending the year at approximately $87 million. The Company expects to reduce positions further throughout the first half of 2016.

2015 Expenses

Non-compensation fixed expenses for the year ended December 31, 2015 totaled $41.9 million, compared to $43.9 million in 2014. Compensation and benefits expense for the year ended December 31, 2015 was $77.5 million, compared to $103.8 million in 2014. The year-over-year decline in compensation is directly related to lower revenue year-over-year. The compensation-to-net revenue ratio was 64 percent for the full-year 2015, compared to 57 percent in 2014.

Employees

At December 31, 2015, the Company had 303 full-time employees, compared to 304 at September 30, 2015 and 300 at December 31, 2014.

Share Repurchase Activity

During the fourth quarter, the Company repurchased 376 thousand shares of its common stock at an average price of $20.51 per share. For the year ending December 31, 2015, repurchases totaled 1.9 million shares at an average price per share of $23.19 for a total of $45.2 million.

Today the Board approved an increase in the Company’s available repurchase authorization to 1.0 million shares. Since 2010, FBR has repurchased 11.4 million shares returning capital of over $225 million to shareholders.

Quarterly Dividend

The Board of Directors declared a quarterly cash dividend of $0.20 per common share to be paid March 4, 2016 to all shareholders of record as of the close of business on February 22, 2016.

Balance Sheet

As of December 31, 2015, FBR continues to maintain an unlevered and highly liquid balance sheet with shareholders’ equity of $211 million, including cash and cash equivalents of $70 million. This compares to equity of $260 million with cash and cash equivalents of $109 million, as of December 31, 2014. FBR’s repurchase of its common stock was the primary driver of the reduction in the cash and cash equivalents balance in 2015. Tangible book value per share was $27.83 with 7.347 million shares outstanding as of December 31, 2015.

Conference Call

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EST, Thursday, February 11, 2016, may do so via the Web or conference call at:

Webcast link:  http://edge.media-server.com/m/p/cip4bgsg

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  27381527

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; insurance; industrials; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014
REVENUES:
Investment banking:
Capital raising	$9,820	$8,137	$61,508	$103,902
Advisory	4,141	5,406	9,583	11,353
Institutional brokerage	9,533	14,502	45,442	56,182
Net investment (loss) income	(2,373)	1,774	5,433	17,774
Interest	8,387	7,652	31,774	13,067
Dividends & other	1,061	224	1,692	1,030
Total revenues	30,569	37,695	155,432	203,308
Interest expense	7,105	9,123	35,037	21,183
Revenues, net of interest expense	23,464	28,572	120,395	182,125

NON-INTEREST EXPENSES:
Compensation and benefits	17,628	16,670	77,463	103,811
Professional services	3,640	2,234	13,287	13,259
Business development	2,995	3,500	9,819	11,689
Clearing and brokerage fees	1,331	1,241	5,328	4,757
Occupancy and equipment	3,350	4,258	12,680	13,480
Communications	2,746	2,893	10,865	11,514
Other operating expenses	1,778	1,714	6,711	6,255
Total non-interest expenses	33,468	32,510	136,153	164,765

(Loss) income before income taxes	(10,004)	(3,938)	(15,758)	17,360

Income tax (benefit) provision	(5,594)	(4,870)	(8,297)	341

Net (loss) income	$(4,410)	$932	$(7,461)	$17,019

Basic (loss) earnings per share	$(0.59)	$0.10	$(0.92)	$1.66
Diluted (loss) earnings per share	$(0.59)	$0.09	$(0.92)	$1.48

Weighted average shares - basic	7,482	9,220	8,069	10,283
Weighted average shares - diluted	7,482	10,495	8,069	11,465
Cash dividends per common share	$0.20	$-	$0.40	$-

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,
ASSETS	2015	2014

Cash and cash equivalents	$70,067	$108,962
Receivables:
Securities borrowed	685,037	594,674
Due from brokers, dealers and clearing organizations	5,513	94,489
Customers	1,429	3,349
Other	5,895	5,227
Financial instruments owned, at fair value	94,923	166,047
Other investments, at cost	6,539	7,000
Goodwill and intangibles	6,273	4,921
Furniture, equipment and leasehold improvements, net	15,071	15,388
Deferred tax assets, net of valuation allowance	37,497	28,648
Prepaid expenses and other assets	5,172	6,392
Total assets	$933,416	$1,035,097

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Securities loaned	$687,443	$595,717
Securities sold but not yet purchased, at fair value	1,934	121,310
Accrued compensation and benefits	13,325	34,571
Accounts payable, accrued expenses and other liabilities	19,947	23,093
Total liabilities	722,649	774,691

Shareholders' equity:
Common stock	7	8
Additional paid-in capital	259,011	302,720
Restricted stock units	35,929	34,353
Accumulated other comprehensive income	-	44
Accumulated deficit	(84,180)	(76,719)
Total shareholders' equity	210,767	260,406

Total liabilities and shareholders' equity	$933,416	$1,035,097

Book Value per Share	$28.69	$29.18

Tangible Book Value per Share	$27.83	$28.63

Shares Outstanding (in thousands)	7,347	8,923

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-4 15	Q-3 15	Q-2 15	Q-1 15	Q-4 14
Revenues, net of interest expense	$23,464	$25,580	$44,256	$27,095	$28,572

Expenses:
Variable	7,467	5,712	17,094	5,414	4,560
Fixed	26,001	26,178	22,764	25,524	27,950

Income (loss) before income taxes	(10,004)	(6,309)	4,398	(3,843)	(3,938)
Income tax (benefit) provision	(5,594)	(2,881)	1,499	(1,321)	(4,870)

Net (loss) income	$(4,410)	$(3,428)	$2,899	$(2,522)	$932

Return on equity (trailing twelve months)	-3.2%	-0.9%	1.8%	3.3%	6.2%

Fixed expenses	$26,001	$26,178	$22,764	$25,524	$27,950
Less: Non-cash expenses[1]	1,701	2,373	1,134	2,398	2,593
Corporate transaction costs[2]	-	691	-	-	1,132
Core fixed costs[3]	$24,300	$23,114	$21,630	$23,126	$24,225

Statistical Data
Revenues per employee (annualized)	$310	$337	$604	$374	$381

Employee count	303	304	293	290	300

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2] Corporate transaction costs in Q3 2015 include non-recurring costs related to a business combination and in Q4 2014 include non-recurring costs related to moving into new office space.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company’s fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

Contacts:
Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com
Investors:  Linda E. Eddy at 703.312.9715 or leddy@fbr.com